EXHIBIT 10.130

CONSENT

This Consent (the “Consent”), dated as of October 31, 2006, is entered into by and among Accentia Biopharmaceuticals, Inc., a Florida corporation (“Accentia”), Analytica International, Inc. (formerly The Analytica Group, Inc.), a Florida corporation (“Analytica”), Biolender, LLC, a Delaware limited liability company (“Biolender”), TEAMM Pharmaceuticals, Inc., a Florida corporation (“TEAMM” and together with Accentia, Analytica, TEAMM and Biolender, the “Accentia Credit Parties” and each, an “Accentia Credit Party”), and Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”), in connection with (i) that certain Note and Warrant Purchase Agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement” and, together with the Related Agreements and Security Documents, each as defined therein, the “Biovest Funding Documents”), dated as of March 31, 2006, by and between Biovest International, Inc., a Delaware corporation (“Biovest”, together with the Accentia Credit Parties, the “Credit Parties” and each, a “Credit Party”), certain Subsidiaries of Biovest and Laurus, (ii) that certain Securities Purchase Agreement, dated as of April 29, 2005, by and between Accentia and Laurus (as amended, modified or supplemented from time to time, the “Accentia Purchase Agreement” and, together with the Related Agreements referred to therein, the “Accentia Purchase Documents”) and (iii) that certain Security Agreement, dated as of April 29, 2005, and amended and restated as of February 13, 2006, by and between Accentia, Analytica, TEAMM and Laurus (as amended, modified or supplemented from time to time, the “Accentia Security Agreement” and, together with the Ancillary Agreements referred to therein, the “Accentia Security Documents” and together with the Accentia Purchase Documents, the “Accentia Funding Documents” and, together with the Biovest Funding Documents, the “Laurus Funding Documents”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Laurus Funding Documents, as applicable.

WHEREAS, the Credit Parties wish to obtain Laurus’ consent to the following proposed business transactions and agreements: (i) the sale by Accentia of certain or all of its rights in the Xodol product line; (ii) the sale by Accentia of its rights in the Histex product line; (iii) the sale by Accentia of the clinical trial division of IMOR-Analytica GmbH, a corporation organized under the laws of Germany and wholly-owned subsidiary of Analytica (“IMOR”); (iv) the sale by Accentia to Biovest of Accentia’s ownership interest in Biolender LLC, (v) an increase of up to $3.1 million dollars in aggregate principal amount of inter-company loans from Accentia to Biovest; (vi) certain modifications to Accentia’s business plan relating specifically to the reduction in the amount of Accentia’s voting equity ownership percentage of Biovest, the realingment of the focus and business emphasis of Accentia’s specialty pharmaceuticals sales division on oncology products and pain products and the role to be maintained by Accentia in the commercializing Biovest’s biologic products; (vii) termination of the Biologic Products Commercialization Agreement, dated as August 17, 2004 between Accentia and Biovest (as amended, modified or supplemented from time to time, the “Commercialization Agreement”) and the grant by Biovest to Accentia of a passive 19.5% royalty to be paid by Biovest to Accentia on the sale of biologic products (“Royalty Grant”); and (viii) termination of the anti-dilution/first right of refusal right Agreement between Accentia and Biovest, dated as of June 16, 2003 (the “Right of Refusal Agreement”) (collectively the “Proposed Transactions”);

WHEREAS, each Credit Party acknowledges that the Proposed Transactions require Laurus’s consent under the Laurus Funding Documents;

WHEREAS, Laurus has agreed to consent to the Proposed Transaction on the terms and conditions set forth herein;

WHEREAS, Accentia has agreed to issue, grant and deliver to Laurus the Additional Warrant (as defined below).

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Laurus hereby consents to:

a.	the proposed sale by Accentia of certain or all of its rights in the Xodol product line in an arm’s-length transaction negotiated in good faith by the parties (the “Xodol Sale”), the sale by Accentia of its rights in the Histex product line in an arm’s-length transaction negotiated in good faith by the parties (the “Histex Sale”); and the sale by Accentia of the clinical trial division of IMOR in an arm’s-length transaction negotiated in good faith by the parties (the “IMOR Sale” and together with the Xodol Sale and the Histex Sale, the “Accentia Sales” and each, an “Accentia Sale”), provided that, on each date on or after the Consent Effective Date upon which Accentia or any of its Subsidiaries receives Net Sale Proceeds (as defined below) from any Accentia Sale, an amount equal to fifty percent (50%) of the Net Sale Proceeds (notwithstanding that certain of such assets may constitute TEAMM Transactions as defined in the Overadvance Side Letter, dated as of July , 2006) as a mandatory repayment of outstanding Obligations under the Accentia Funding Documents in the following manner (i) accrued and unpaid interest and fees (including any applicable prepayment fees) and (ii) outstanding principal. “Net Sale Proceeds” shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including consent, title, filing and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any indebtedness or other outstanding obligation (other than indebtedness of Laurus pursuant to the Laurus Funding Documents) related to such sale (if any), and (iii) the estimated marginal increase in income taxes which will be payable by Accentia’s consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale;

b.	the sale by Accentia to Biovest of all of Accentia’s equity ownership interest in Biolender, LLC in exchange for the issuance by Biovest to Accentia of no less than 10,000,000 shares of its common stock, par value $0.01;

c.	(I) an increase by up to $3.1 million dollars (the “$3.1M Increase”) of the inter-company loan (the “Accentia Inter-Company Loan”) extended by Accentia to Biovest and (II) to release to Biovest as part of NMTC Financing Tranche 2 all amounts remaining in the Restricted Account (as defined in the Purchase Agreement); provided that, (i) the $3.1M Increase shall be used by Biovest in connection with Tranche #2 of Biovest’s NMTC financing as evidenced by NMTC Finanicng closing documents dated no later than November 15, 2006, by and among AutovaxidID, Inc., a Florida corporation (“AutovaxID”), Biolender, LLC and Biovest (the “NMTC Financing Tranche 2”), (ii) after giving effect to the $3.1M Increase, the Accentia Inter-Company Loan shall be in principal amount of no more than $9.6 million (iii) the NMTC Financing Tranche 2 shall close on or prior to November 15, 2006, (iv) Biovest shall receive cash proceeds from the NMTC Financing Tranche 2 of no less than $5,500,000, (v) Biovest shall use no more than $1.1 million from the cash proceeds of the NMTC Financing Tranche 2 to repay the Accentia Inter-Company Loan, (vi) the NMTC Financing Tranche 2 and the Accentia Inter-Company Loan shall be subordinated in right of payment and priority to the Obligations as defined in the Laurus Funding Documents in form and substance reasonably satisfactory to Laurus, and (vii) the documentation evidencing such NMTC Financing Tranche 2, $3.1M Increase and Accentia Inter-Company Loan shall be in form and substance satisfactory to Laurus and shall in no way adversely impact Laurus’ rights and remedies under the Laurus Funding Documents;

d.	the termination by Accentia and Biovest of the Commercialization Agreement between Accentia and Biovest as part of the establishment of a passive 19.5% royalty entitlement; provided that, Accentia receives simultaneous with such termination as consideration therefore a minimum of five million (5,000,000) duly authorized and issued shares of Biovest common stock, par value $0.01 and the Royalty Grant; provided further that, the documentation pertaining to the aforesaid is in form and substance satisfactory to Laurus and shall in no way adversely impact Laurus’ rights and remedies under the Accentia Funding Documents; and

e.	the termination of Accentia’s anti-dilution/first right of refusal Agreement with Biovest provided that Accentia receives as consideration therefor a minimum of five million (5,000,000) duly authorized and issued shares of Biovest common stock, par value $0.01.

2. Laurus hereby waives its Financing Right of First Refusal contained in the Purchase Agreement with respect to the NMTC Financing Tranche 2.

3. Accentia hereby issues a seven year warrant (the “Additional Warrant”) to Laurus to purchase 10,000,000 shares of outstanding common stock of Biovest owned by Accentia with an exercise price of $0.01 per share acquired thereunder, such Additional Warrant to be in the form attached hereto as Exhibit A. In connection with the issuance by Accentia of the Additional Warrant, subject to the terms and conditions of the Additional Warrant, Accentia hereby agrees to cause the Biovest transfer agent (the “Transfer Agent”) to issue and deliver to Laurus (or its designee), upon receipt of an exercise notice in respect of the Additional Warrant and the original Biovest stock certificate pledged by Accentia to Laurus representing not less than the number of Biovest shares being exercised in the exercise notice and otherwise held by Laurus as collateral and an appropriate stock power executed by Accentia, (i) a duly executed stock certificate issued in the name of “Laurus Master Fund, Ltd.” for such number of shares of Biovest common stock set forth in the applicable exercise notice (to the extent that the aggregate of all such exercise notices issued under the Additional Warrant are not in excess of 10,000,000 shares (subject to adjustments as set forth in the Additional Warrant)) which shares shall have the appropriate SEC restrictive legend unless Transfer Agent receives an opinion from Accentia’s counsel that such legend is not required and (ii) a duly executed replacement stock certificate standing in the name of Accentia evidencing the shares of Biovest common stock remaining under the stock certificate exchanged by Laurus and not otherwise transferred in the name of Laurus Master Fund, Ltd; provided, that Biovest will cause the Transfer Agent to acknowledge in writing its agreement with the foregoing and that no additional approval shall be required of Accentia and/or Biovest to effect the foregoing issuances (the “Transfer Agent Acknowledgement”).

4. Each consent set forth herein shall be effective as of the first date (the “Consent Effective Date”) when (i) each Credit Party shall have executed and delivered to Laurus (or its designee) its respective counterpart to this Consent; (ii) Accentia shall have delivered to Laurus (or its designee) a duly executed and witnessed Additional Warrant in the form attached hereto as Exhibit A; (iii) Accentia shall have agreed to deliver to Laurus (or its designee) within five business days following closing of the transactions described in Section 1(b), (d) and (e) above, the original stock certificates evidencing all equity interests held by Accentia in Biovest (to the extent not already delivered), together with duly executed undated stock powers executed in blank, as well as a duly executed Transfer Agent Acknowledgement; (iv) AutovaxID shall have agreed that upon Closing of the NMTC Financing Tranche 2 it will deliver to Laurus (or its designee) a Joinder Agreement in the form attached hereto as Exhibit B; and (v) each of AutovaxID, Biovest, Accentia and St. Louis New Markets Tax Credit Fund-II, LLC shall have agreed that upon Closing of the NMTC Financing Tranche 2 it will deliver to Laurus (or its designee) a Subordination Agreement in form attached hereto as Exhibit C or in form and substance approved by Laurus and the parties thereto (the “St. Louis NMTC Subordination Agreement”).

5. Accentia and Biovest hereby agree to deliver to Laurus (or its designee) each document evidencing the Proposed Transactions and the NMTC Financing Tranche 2, including without limitation, the St. Louis NMTC Subordination Agreement, each duly executed and delivered by the respective parties thereto.

6. Except as specifically set forth in this Consent, there are no amendments, modifications or waivers to the Laurus Funding Documents, and all of the forms, terms and provisions of the Laurus Funding Documents remain in full force and effect.

7. On the date hereof, after giving effect to this Consent, each Credit Party hereby represents and warrants to Laurus, as applicable, that (i) no Event of Default exists under the Laurus Funding Documents, (ii) all representations, warranties and covenants made by the Credit Parties in connection with the Laurus Funding Documents are true, correct and complete and (iii) all of the Credit Parties’ covenant requirements have been met.

8. Each of Accentia and Biovest agree to file with the SEC, to the extent required by applicable law and/or regulation, public disclosure of this Consent and the matters address herein in the appropriate form required by the SEC for such filing within four (4) days of the date hereof.

9. This Consent shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS CONSENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK This Consent may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one instrument. Execution of this Consent and delivery of a signature page by facsimile or email shall bind and constitute valid delivery of this Consent by the sending executing party to be followed by originals signed by the executing party.

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IN WITNESS WHEREOF, each Credit Party and Laurus have caused their duly authorized representatives to duly execute this Consent on the date as first written above.

LAURUS MASTER FUND, LTD.

By:	/s/ Eugene Grin
Name:	Eugene Grin
Title:	Director

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Name: Francis E. O’Donnell, Jr.
Title: CEO

BIOLENDER, LLC By Biovest International, Inc., its managing member

By:	/s/ Steven Arikian
Name: Steven Arikian
Title: Chairman & CEO

ANALYTICA INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name: Steven Arikian
Title: Chairman & CEO

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Name: Francis E. O’Donnell, Jr.
Title: CEO

EXHIBIT A

WARRANT

EXHIBIT B

AUTOVAXID, INC. TO BIOVEST FUNDING DOCUMENTS JOINDER

EXHIBIT C

NEW MARKET TAX CREDIT FUND II, LLC SUBORIDNATION AGREEMENT